Exhibit 23.1

An Independent CPA Firm 10616 Scripps Summit Court San Diego, California 92131 858-795-2000 ph 858-795-2001 fx www.mhm-pc.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8, dated July 29, 2015, of our report dated April 17, 2015, except for the subsequent events noted in Note 17, and the effects of the forward stock split as described in Note 1 as to which the date is July 15, 2015, with respect to the financial statements of NantKwest, Inc. (fka Conkwest, Inc.), for the each of the two years ended December 31, 2013 and 2014 included in NantKwest, Inc.’s Registration Statement on Form S-1 (No. 333-205124) and related Prospectus of NantKwest, Inc. filed with the Securities and Exchange Commission.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

July 29, 2015